SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.   20549



                            Form 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 10, 1995


                 DAIRY MART CONVENIENCE STORES, INC.
     (Exact name of registrant as specified in its charter)



           Delaware                 0-12497         04-2497894
(State or Other Jurisdiction  (Commission File    (IRS Employer
      of Incorporation            Number)        Identification
                                                     Number)


One Vision Drive, Enfield, Connecticut              06082
(Address of Principal Executive Offices)         (Zip Code)



Registrant's telephone number, including area code  (203) 741-4444



                               N/A
 (Former name or former address, if changed since last report.)

     Item 5. Other Events

     On August 8, 1995, Charles Nirenberg and Mitchell Kupperman, both directors of Dairy Mart Convenience Stores, Inc. (the "Company"), commenced an action against the Company and the Company's other directors entitled Nirenberg et al. v. Stein et al., Delaware Chancery Court, New Castle County, C.A. No. 14462. Mr. Nirenberg has been Chairman of the Board and Chairman of the Company and Mr. Kupperman has been Executive Vice President of the Company. Messrs. Nirenberg and Kupperman, along with Robert B. Stein, Jr. and Gregory G. Landry, are partners of a general partner of DM Associates Limited Partnership (a limited partnership that holds a majority of the outstanding shares of the Company's Class
B common stock). Mr. Stein is the President and Chief Executive Officer and Mr. Landry is the Executive Vice President and Chief Financial Officer of the Company, and each is a director of the Company.

     In the lawsuit, Messrs. Nirenberg and Kupperman seek, among other things, a ruling of the Court that Messrs. Nirenberg and Kupperman, allegedly acting on behalf of a general partner of DM Associates Limited Partnership, have effectively replaced by written shareholder consent two of the Company's seven current directors, Mr. Stein and John W. Everets, Jr., with two persons chosen by them. In the alternative, the lawsuit seeks an order of the Court directing the Company to hold an annual meeting of stockholders promptly and establishing August 7, 1995 as the record date for the meeting.

     At a meeting of the Board of Directors held on August 10, 1995, the Company's directors removed Mr. Nirenberg from his position as Chairman of the Board and Chairman of the Company; placed Mr. Kupperman on a leave of absence pending a review of his actions as an officer of the Company; and established September 29, 1995 as the record date for the Company's 1995 annual meeting of stockholders, which the Board previously has scheduled for October 31, 1995.

     Item 7. Exhibits

     The following exhibits are filed as part of this report pursuant to Item 601 of Regulation S-K:

     Exhibit 99.1 - Press release dated August 10, 1995.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dairy Mart Convenience Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 28, 1995             DAIRY MART CONVENIENCE
                                   STORES, INC.



                                   By: /s/ Gregory G. Landry
                                      Gregory G. Landry
                                      Its Executive Vice
                                      President and Chief
                                      Financial Officer